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                                                                    EXHIBIT 4.2A

                      NETWORK EQUIPMENT TECHNOLOGIES, INC.

                       AMENDMENT NO. 3 TO RIGHTS AGREEMENT
                       -----------------------------------

          THIS AMENDMENT NO. 3 TO RIGHTS AGREEMENT ("AMENDMENT") is made as of October 2, 2002 by and between Network Equipment Technologies, Inc., a Delaware corporation (the "COMPANY") and EquiServe Trust Company, N.A. as Rights Agent (the "RIGHTS AGENT").

                                   BACKGROUND
                                   ----------

     A. The Company and the Rights Agent have entered into a Rights Agreement, dated as of August 15, 1989, as amended by Amendment No. 1 thereto dated as of June 12, 1990 and Amendment No. 2 thereto dated as of August 17, 1999 (the "RIGHTS AGREEMENT"). Capitalized terms used in this Amendment without definition shall have the meanings given to them in the Rights Agreement.

     B. The parties now wish to further amend the Rights Agreement as set forth below.

     C. This Amendment has been approved by the Board of Directors of the Company and the individual members of the Board of Directors of the Company in their capacities as Continuing Directors (as defined in the Rights Agreement).

     THE PARTIES AGREE AS FOLLOWS:

     1. AMENDMENTS TO RIGHTS AGREEMENT. All references in the Rights Agreement to "Continuing Directors" shall be deemed references to the Board of Directors of the Company and all power and authority vested in the Continuing Directors is hereby vested in the Board of Directors of the Company.

     2. CONTINUITY OF TERMS. All the other terms and provisions of the Rights Agreement shall remain in full force and effect.


     IN WITNESS WHEREOF, the parties hereto have executed this Amendment No. 3 to Rights Agreement as of the date and year first above written.


/s/ NETWORK EQUIPMENT TECHNOLOGIES, INC.


/s/ EQUISERVE TRUST COMPANY, N.A.